RESOLUTION IN LIEU OF STOCKHOLDERS MEETING



     THE  UNDERSIGNED, being the Stockholders of EDGAR-GARSIDE CO.,  INC.,  a

Nevada Corporation, in lieu of a Stockholders meeting, hereby consent to  the following resolutions:



          RESOLVED, that the Corporation enter into an Agreement and Plan of Merger with SCAC HOLDINGS CORP. (A copy of which is attached) with SCAC HOLDINGS CORP. remaining as the surviving corporation, and be it

          FURTHER RESOLVED, that the Corporation officers are hereby authorized to execute any and all documents necessary to accomplish the merger.


DATED: April 3, 2000

                                   /s/ Connie Ross
                                   _________________________________
                                   CONNIE ROSS